Exhibit 10.8

November 1, 2024

Ms. Maureen Duffy
[REDACTED]
[REDACTED]

Dear Maureen:

On behalf of American Water Works Service Company, Inc., I am pleased to confirm your new position of Executive Vice President, Communications and External Affairs reporting to John Griffith, President, at our Camden, New Jersey headquarters office. The effective date of your new position is November 1, 2024. We are confident that you will find your new position to be personally rewarding and one in which you can make significant contributions to the company. The compensation described in this offer letter is subject to the approval of the Executive Development & Compensation Committee (ED&CC) and will not be effective until the ED&CC approves such compensation.

Safety, trust, teamwork, high performance, and environmental leadership define our culture – a culture where every employee feels valued and lives up to his or her potential. Creating an environment where differences are embraced and where every person feels engaged and included makes us safer, stronger, and more successful.  We believe that our success is based upon our employees having a vested interest in our business. As a part of our team, you will be tasked with helping make a great company even better – in doing so, you will be rewarded for your contributions. The following is our offer to you:

Base Salary: Your new annual salary will be approximately $465,000.00, which will be paid on a bi-weekly basis in accordance with American Water’s standard payroll practices and will be effective November 1, 2024. Your job performance will be reviewed annually as part of our performance management process, and you may be eligible for a merit increase in 2026.

APP: Your target award eligibility previously at 50% will change to 60% of your annual base salary.  For reference purposes, the 2024 cycle covers the period beginning on 01/01/2024 through 12/31/2024 and target awards are prorated based on your effective date. Awards from the Annual Performance Plan are based on several company performance objectives, and payments may be higher or lower than target.

LTPP: You remain eligible to receive a performance award under the 2024 American Water Long Term Performance Plan and your target opportunity under this plan will increase to 120% of your base salary. Effective November 1, 2024, you will receive a second set of grants that reflects the prorated difference between your February 2024 grants and the grant amount based on your new base salary and LTPP target percentage.

For reference purposes, awards are currently granted under the terms and conditions of the Company’s 2017 Omnibus Equity Compensation Plan (the “Plan”), in the form of restricted stock units and performance stock units. In the event of any conflict between your offer letter and the terms of the award grant documents and the Plan, the terms of the award documents and the Plan will govern.

Benefits: Your current benefits will remain unchanged and in effect, including your vacation accrual. This change in your position is not an IRS Qualified Life Event allowing you to change your American Water benefit elections, however, it is a notable event in your life. Please take this opportunity to review your health and welfare benefits and 401(k) elections to see how this transition impacts your coverage (e.g., company paid life insurance amount, HSA election, 401(k) paycheck election, beneficiary designations, etc.).

In addition to the benefits you currently hold, American Water believes your health is of critical importance for your family, our customers, shareholders, and the employees you lead.  To help you take the best possible care of your health, we also have a company-sponsored Executive Health Program for our key leaders. The program focuses on your physical well-being and long-term health and consists of a thorough risk-factor analysis, advanced diagnostic screenings, extensive laboratory testing, and ongoing coaching and support. Additional services are available throughout the year, including voluntary primary care services.

Ms. Maureen Duffy
November 1, 2024

Non-Qualified Plans: You will remain eligible to participate in our Non-Qualified Deferred Compensation Plan and Executive Retirement Plan. Under the Non-Qualified Deferred Compensation Plan, the Company may make employer matching contributions as soon as administratively practicable after the end of the applicable plan year.

Executive Severance Policy and Change of Control Severance Policy: You will remain an eligible participant under the Executive Severance Policy and will be an eligible participant under the Change of Control Severance Policy.

Executive Stock Ownership Guidelines and Executive Stock Retention Requirements: You will continue to be subject to the stock ownership guidelines and stock retention requirements.

As you will be a Section 16 officer of the Company, American Water may be required to disclose your compensation and/or this offer letter in an SEC filing. Your signature below indicates your acceptance of our offer and your acknowledgment of this requirement of your position.

We wish you the best of luck in your new role and future opportunities with American Water!

Sincerely,
M. Susan Hardwick
Chief Executive Officer
American Water

cc:   Melanie Kennedy, Executive Vice President, Chief Human Resources Officer

I, Maureen Duffy, understand that my employment with American Water is "at will," which means that I am not guaranteed employment or any particular job for any specified period of time.  The Company or I may terminate my employment at any time, for any or no reason, with or without cause.

__/s/ MAUREEN DUFFY___________________________10/30/24______________________
Signature                                                                                       Date

CONFIDENTIALITY POLICY AND AGREEMENT
This Confidentiality Policy and Agreement (“Confidentiality Agreement”) set forth your understanding and agreement with the provisions below which discuss the Company’s confidential and propriety information and trade secrets. You acknowledge and agree that you are signing this Confidentiality Agreement for good and adequate consideration including your employment by or continuing employment by American Water or one of its subsidiaries (collectively, the “Company”); the access that the Company is providing you to certain confidential and proprietary information and trade secrets described below; and the Company’s willingness to provide you with valuable opportunities, consideration and/or benefits. You further acknowledge that this Confidentially Agreement is in addition to existing American Water policies addressing the handling of sensitive information, cyber and information security.
The Company’s Confidentiality Policy
The protection of confidential business information and trade secrets is vital to the interests and the success of the Company. In the course of employment with the Company, employees may create, discover or receive proprietary and/or confidential information including, without limitation: all information about markets, key personnel, operational methods, proprietary intellectual property, real property, plans for future developments, projects in the pipeline, bid information, manuals, books, training materials, forms and procedures, policies, customer or prospective customer lists, customer-related data, marketing plans and strategies, financial information, technical information, technical processes and methods, algorithms, documents relating to any of the foregoing, and other written and oral materials (whether electronic or on hard copy) which are related to the business of the Company (collectively, “Confidential Information”). Confidential Information includes all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing if -- (A) the Company has taken reasonable measures to keep such information secret; and (B) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another person who can obtain economic value from the disclosure or use of the information. Confidential Information may also be “material, non-public information” as defined by federal securities laws and Company policy, both of which prohibit insider trading. Confidential Information may be contained in Company documents, computer programs, databases, investor documents, trading strategies and analytic models. Confidential Information is related to a product or service used, or intended for use, in interstate or foreign commerce.
Confidential Information must be protected as confidential and not copied, disclosed or used, directly or indirectly, at any time, other than for the Company’s benefit (to the extent permitted by law), unless and until such knowledge or information is in the public domain through no wrongful act by the employee(s). Employees must not, directly or indirectly, divulge or disclose to anyone (other than the Company or any of its affiliates or any person employed or designated by such entities who need to know), publish or make use of any Confidential Information without the Company’s express prior written consent; provided, however, that nothing shall prohibit or restrict an employee from participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, or any self-regulatory organization (collectively, the “Regulators”). Employees may engage in such activities with the Regulators without notifying or obtaining prior authorization from the Company.
Nothing in this document is intended to interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of the law. The employee cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal. The Company will not retaliate against any employee in any way for a disclosure made in accordance with the law. In the event that the employee makes a disclosure, and the employee files a lawsuit against the Company alleging that the Company retaliated against the employee because of his or her disclosure, the employee may disclose the relevant trade secret or Confidential Information to his or her attorney and may use the trade secret or Confidential Information in the court proceeding only if (i) the employee ensures that any court filing that includes the trade secret or Confidential Information at issue is made under seal; and (ii) the employee does not otherwise disclose the trade secret or Confidential Information except as required by court order.

Following the cessation of employment, employees shall deliver to the Company all documents or other materials in their possession, including all copies thereof, which contain or are derived from Confidential Information, and they shall not misappropriate, utilize, disclose or infringe upon the Confidential Information of the Company or any of its affiliates (including the recreation or reconstruction of Confidential Information from memory). At the Company’s request, employees must delete or destroy any and all files and/or backup files on any personal computer, telephone or storage device used for Company purposes, and, at the Company’s request, deliver and/or provide access to the Company to any such devices, cloud systems, disk, thumb and/or flash drives for the Company’s review and permit the Company to delete all Confidential or other Company proprietary material contained on such devices. Employees shall not analyze, reverse engineer, or otherwise seek to determine the composition or structure of any sample or device provided by the Company or the method by which such sample or device was created, except as specifically authorized by the Company in writing. All samples and devices, whether in whole or in pieces, shall be returned to the Company at its request.
A breach of this Agreement would cause irreparable harm and significant injury to the Company, the quantification of which is difficult to ascertain. Because such harm and injury could not be compensable by damages alone, the employee agrees that the Company shall have the right to enforce this Agreement by injunction (without the necessity of a bond or other security and without proving actual damages), specific performance, or other equitable relief without prejudice to any other rights and remedies available to the Company in the event of a breach of this Agreement. The employee acknowledges that: (i) an immediate and irreparable injury would occur without a seizure order; (ii) seizure of the Confidential Information would not interrupt the legitimate business operations of the employee; and (iii) an injunction would not prevent the employee from entering into an employment relationship. You further agree that the Company shall be entitled to its reasonable fees and costs if a court of competent jurisdiction issues a preliminary or permanent injunction against you or a court of competent jurisdiction finds that you breached the terms of the Agreement.
The Defend Trade Secrets Act of 2016 (“DTSA”) governs the trade secret aspects of this Agreement. Otherwise, the validity, interpretation, and enforceability of this Agreement shall be governed by the laws of the State of New Jersey and the United States of America without regard to the conflict of laws principles thereof. Employees with questions regarding this Confidentiality Agreement or the Company’s Confidentiality Policy including questions regarding whether any particular information constitutes “Confidential Information,” the public disclosure of which is prohibited hereunder, should contact their supervisor or the Chief Compliance Officer. Employees who improperly use or disclose trade secrets or Confidential Information may be subject to disciplinary action, up to and including termination of employment, as well as legal action, even if the employee does not actually benefit from the disclosed information.
You acknowledge that you (a) have carefully read and considered the provisions of this Confidentiality Agreement and the Company’s Confidentiality Policy (b) have had a reasonable opportunity to consult with an independent legal counsel of your choosing, and (c) accept this Confidentiality Agreement on the terms set forth herein, intending to be legally bound. You understand that it is your responsibility to read and comply with its contents and any revisions made to it.

_/s/ MAUREEN DUFFY______________________
Employee Signature
_Maureen Duffy___________________________
Employee Name (Print)
_10/30/24________________________________
Date

INTELLECTUAL PROPERTY AGREEMENT
This Agreement sets forth the agreements between you and AWIP Holdings LLC (“AWIP”) concerning any inventions you may make or works you may create in connection with your employment by American Water Works Company, Inc. or one of its affiliates or subsidiaries (collectively, the “Company”) and your treatment of the Company’s confidential and proprietary information. You acknowledge and agree that you are signing this Agreement for good and adequate consideration including (a) your employment by or continuing employment by the Company; (b) the access that the Company is providing you to certain confidential and proprietary information and trade secrets described below; and (c) the Company’s willingness to provide you with valuable opportunities, consideration and/or benefits.

1.0 INVENTIONS. As used in this Agreement, the term “Inventions” means any and all inventions, ideas, and discoveries, including improvements, original works of authorship, designs, formulas, processes, methods, algorithms, computer programs or portions thereof, databases, trade secrets and proprietary information, documentation, and materials made, created, conceived or reduced to practice by you, whether alone or jointly with others.

    a. Your Rights in Inventions

        (i) Prior Inventions. In the space provided below, or on a separate sheet attached to this Agreement, you may list all Inventions (a) that you made prior to your employment by the Company; (b) that you claim belong to you, or that you claim an ownership interest in, or that you claim any other legal right or title in; and (c) in which you wish to retain any claimed ownership or other legal rights (“Prior Inventions”). If you do list such Prior Inventions, you hereby grant to AWIP a royalty-free, irrevocable, perpetual, worldwide license to any Prior Invention that is now or hereafter infringed by a Company product, process, or method of doing business (hereinafter “AWIP Product”) if: (i) you were involved in the development or implementation of that portion of the AWIP Product which infringes your Prior Invention, or (ii) you acquiesced or permitted other Company employees to utilize your Prior Invention in the course of their development or implementation of the AWIP Product, or (iii) upon first learning of the Company’s use of your Prior Invention you do not immediately notify in writing the Company’s Legal Department of the Company’s infringing use of your Prior Invention and the need for a license thereto. If you do not list a Prior Invention, you acknowledge and agree that no such Prior Inventions exist and, to the extent such Prior Inventions do exist, you waive any and all rights or claims of ownership to such Prior Inventions. You understand that your listing of any Prior Invention(s) here does not constitute an acknowledgment by the Company of the existence or extent of such Prior Invention, nor of your ownership of such Prior Inventions. Please do not use this space to disclose an on-going business or project, or a product that you are developing and/or distributing.

Prior Inventions (description and identifying number of patent, copyright, or patent or copyright application, if applicable):

Title                             Date

Brief Description of Invention

ð A separate sheet listing Prior Inventions is attached.

(ii) Future Employee inventions. The Company acknowledges and agrees, in accordance with applicable state law, that any Inventions (a) that you develop entirely on your own time; and (b) that you develop without using the Company’s equipment, supplies, facilities, or trade secret information; and (c) that do not result from any work performed by you for the Company; and (d) that do not relate, at the time of conception or reduction to practice, to the Company’s business or products, or to the Company’s actual or demonstrably anticipated research or development, will be owned entirely by you, even if developed by you during the time period in which you are employed by the Company.
    b. AWIP’s Rights In Inventions

        (i) Assignment of Inventions to AWIP. You agree that all Inventions that (a) are developed using the equipment, supplies, facilities, or Proprietary Information of the Company; or (b) result from or are suggested by work performed by you for the Company; or (c) are conceived or reduced to practice during your employment by the Company and relate to the business and products, or to the actual or demonstrably anticipated research or development of the Company (“AWIP Inventions”), are the sole and exclusive property of AWIP, and you hereby assign all your right, title and interest in such AWIP Inventions to AWIP. You agree to perform any and all acts requested by AWIP, if any, to perfect this assignment.

        (ii) Disclosure. You agree to make full written disclosure promptly to your direct supervisor at AWIP of any and all AWIP Inventions, and provide access to all notes, materials, source code, or other items related to AWIP Inventions.

        (iii) Assignment of Moral Rights to AWIP. In addition, to the extent permitted by law, you hereby transfer and assign any “moral” rights that you may have in any AWIP Invention(s) under any copyright or other law, whether U.S. or foreign. “Moral” rights are defined as (1) the right of attribution (give credit to the author); and (2) the right of integrity in the AWIP Invention (not do something with an AWIP Invention, such as change or add to it, that would have a negative impact on the author’s reputation). You agree to waive and never to assert any such “moral” rights in AWIP Inventions during or after the cessation of your employment with by the Company. You agree that AWIP, its subsidiaries, and its licensees are not required to designate you as the author of any AWIP Inventions when distributed. You also agree that the Company retains sole discretion with regard to how and for what purposes, if any, such AWIP Invention(s) are used.

    c. Work for Hire

You acknowledge that all original works of authorship that are made by you (solely or jointly with others) within the scope of your employment by the Company, and that are protectable by copyright, are works made for hire, as that term is defined in the United States Copyright Act (17 U.S.C. § 101). To the extent any works created by you within the scope of your employment cannot be characterized as a work made for hire, you hereby grant, assign and transfer to AWIP all right, title and interest, including all intellectual property in and to works.

d. Protection of AWIP Inventions

You agree (at AWIP’s expense) to assist AWIP in every proper way to obtain and to help AWIP enforce patents, copyrights, and other legal protections for AWIP Inventions in any and all countries. You agree to promptly execute any documents that American Water may reasonably request, or perform such legal acts that may be required, for use in obtaining or enforcing such patents, copyrights, and other legal protections.

2.0 CONFIDENTIAL AND PROPRIETARY INFORMATION. You understand that your employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential, proprietary, and secret nature that may be disclosed to you or otherwise learned by you in the course of your employment at the Company, including but not limited to any confidential information of third parties disclosed to the Company. Such confidential, proprietary, and secret information includes, but is not limited to, information and material relating to past, present, or future Inventions, marketing plans, manufacturing and product plans, technical specifications, hardware designs and prototypes, business strategies, financial information, forecasts, personnel information, processes, methods, algorithms, and customer lists, and is referred to collectively in this Agreement as “Proprietary Information.”

a. Confidentiality of Proprietary Information. You acknowledge and agree that your employment by the Company requires you to keep all Proprietary Information in confidence and trust for the tenure of your employment and thereafter, and that you will not use or disclose Proprietary Information without the written consent of the Company, except as necessary to perform your duties as an employee of the Company. Upon the cessation of your employment with the Company, you will promptly deliver to the Company all documents, electronically-stored information, materials and property of any kind pertaining to your work at the Company, and you agree that you will not take with you any documents, electronically-stored information, materials or copies thereof, or maintain access to such documents, information or materials, through online digital storage services, whether on paper, electronic media or storage devices, magnetic or optical media, or any other medium, containing any Proprietary Information.

3.0 PROTECTION OF INFORMATION OF OTHERS

    a. Information of Others. You agree that during your employment by the Company and thereafter, you will not improperly use or disclose to the Company any confidential, or proprietary, or secret information of your former employer(s) or any other person(s). You further agree that you have not, and during your employment with the Company will not, bring any confidential, proprietary or secret information of your former employer(s) or any other person(s) onto the Company’s property or place any such information on any of the Company’s computer systems or servers.

4.0 NO CONFLICTING OBLIGATIONS

    a. No Conflicting Outside Interests. You agree that during your employment by the Company you will not plan or engage in any other employment, occupations, consulting or other business activities or commitments competitive with or directly related to the Company’s business or products, or to its actual or demonstrably anticipated research or development, nor will you engage in any other activities that conflict with your employment obligations to the Company. Activities and commitments as used herein do not include passive investments in stocks or other financial instruments.

    b. No Conflicting Agreements. You represent to the Company that you have no other commitments that would hinder or prevent the full performance of your duties as a Company employee or your obligations under this Agreement, and you agree not to enter into any such conflicting agreement during your employment by the company.

    c. Disclosure of Agreement. You hereby authorize the Company to notify others, including customers of the Company, and any future employers you may have, of the terms of this Agreement and your responsibilities under this Agreement.

5.0 PROTECTION OF COMPANY RELATIONSHIPS

If you are in a supervisory position, except for employees in a supervisory position in California, Illinois, and Oklahoma, during the period of your employment and for a period of one (1) year following the cessation of your employment, you will not, directly or indirectly, solicit, encourage, recruit, or take any action intended to induce Company employees or contractors to terminate their relationship with the Company.

6.0 NO IMPLIED EMPLOYMENT RIGHTS. You understand and agree that no term or provision of this Agreement confers upon you any rights to continued employment by the Company and that no term or provision of this Agreement obligates the Company to employ you for any specific period of time or interferes with or restricts your right or the Company’s right to terminate your employment at any time for any reason and with or without notice, or the Company’s right to terminate your employment for just cause in accordance with the applicable collective bargaining agreement if you are a union employee.

7.0 EQUITABLE RELIEF. A breach of the provisions of sections 1, 2 or 4 of this Agreement would cause irreparable harm and significant injury to the Company, the quantification of which is difficult to ascertain. Because such harm and injury could not be compensable by damages alone, you agree that the Company will have the right to enforce sections 1, 2 or 4 of this Agreement by injunction (without the necessity of a bond or other security and without proving actual damages), specific performance or other equitable relief in addition to any other rights and remedies available to the Company in the event of a breach of this Agreement. You further agree that the Company shall be entitled to its reasonable fees and costs if a court of competent jurisdiction issues a preliminary or permanent injunction against you or a court of competent jurisdiction finds that you breached the terms of the Agreement.

8.0 GENERAL PROVISIONS

    a. Severability. If one or more of the provisions of this Agreement is or are deemed void or unenforceable by law, then the remaining provisions shall continue in full force and effect.

    b. Governing Law. This Agreement shall be governed by the laws of the state of New Jersey, without regard to its conflicts of law principles. Any arbitration or judicial action between the parties relating to this Agreement will take place in Camden County, New Jersey, and you and the Company each consent to the personal jurisdiction of and venue in the state and federal courts within Camden County, New Jersey.

    c. Successors and Assigns. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives, and will be for the benefit of the Company, its successors and assigns. You specifically acknowledge and agree that the Company may assign its rights and obligations hereunder to any successor entity to the Company by operation of law or otherwise.

    d. Entire Agreement. This Agreement, along with Company’s CONFIDENTIALITY POLICY AND AGREEMENT of which you are also required to acknowledge receipt and understanding, sets forth the entire agreement between you and the Company relating to the subject matter of this Agreement. No modification to or amendment of this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both you and a Company officer. Any subsequent changes in your duties, salary or compensation will not affect the validity or scope of this Agreement.

    e. Compliance with Laws. You agree that you will comply, and do all things necessary for the Company to comply, with the laws and regulations of all governments where the Company does business, and with provisions of contracts between any such government or its contractors and the Company.

9.0 EMPLOYEE ACKNOWLEDGEMENT. You acknowledge that you have carefully read and considered the provisions of this Agreement, have had a reasonable opportunity to consult with an independent legal counsel of your choosing, and accept this Agreement on the terms set forth herein, intending to be legally bound.

EMPLOYEE

_/s/ MAUREEN DUFFY______________________        __10/30/24______________________________
Employee Signature                     Date

_Maureen Duffy___________________________
Employee Name (Print)